IVAX CORPORATION

Invites Holders of Its
1.5% Convertible Senior Notes due 2024
(CUSIP Nos. 465823AJ1 and 465823AH5 and ISIN Nos. US465823AJ17 and US465823AH50)
To Exchange Their Notes for
1.5% Convertible Senior Notes due 2024

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 16, 2005 UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

January 20, 2005

To Our Clients:

      Enclosed for your consideration are an Offer to Exchange dated January 20, 2005 (as amended or supplemented from time to time, the “Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to IVAX Corporation’s (the “Company”) offer to exchange each $1,000 principal amount of its outstanding 1.5% convertible senior notes due 2024 (the “Old Notes”) that is validly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange and the Letter of Transmittal for (i) $1,000 principal amount of its 1.5% convertible senior notes due 2024 (the “New Notes” and, together, with the Old Notes, the “Notes”); and (ii) a one time cash payment (an “Exchange Fee”) equal to $2.50 per $1,000 principal amount of such Old Notes validly tendered and accepted for exchange. The offer to exchange the Notes (including payment of the Exchange Fee) pursuant to the Offer to Exchange and the Letter of Transmittal is referred to herein as the “Offer.”

      This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account or benefit but not registered in your name. A tender of such Old Notes may only be made by us as the registered holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish for us to tender on your behalf any or all of the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Exchange and Letter of Transmittal, which we urge you to read carefully.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Offer.

      Any Old Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. New Notes will not be issuable in exchange for Old Notes so withdrawn. Any permitted withdrawal of Old Notes may not be rescinded, and any Old Notes validly withdrawn will afterwards be deemed not validly tendered for purposes of the Offer. Withdrawn Old Notes may, however, be retendered by again following one of the appropriate procedures described in the Offer to Exchange and in the Letter of Transmittal at any time before the Expiration Date.

      Your attention is directed to the following:

1. The Offer is subject to certain conditions set forth in the section titled “The Offer to Exchange — Conditions to the Offer,” in the Offer to Exchange.

2. The Offer is for any and all of the outstanding Old Notes.

3. If you desire to tender your Old Notes pursuant to the Offer, we must receive your instructions in ample time to permit us to effect a tender of Old Notes prior to the Expiration Date.

4. Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      If you wish to have us tender any or all of your Old Notes held by us for your account or benefit pursuant to the Offer, please so instruct us by completing, executing and returning to us the instruction form included with this letter. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used directly by you to tender Old Notes held by us and registered in our name for your account.

Very truly yours,

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INSTRUCTIONS TO REGISTERED HOLDER FROM BENEFICIAL OWNER

WITH RESPECT TO THE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer made by IVAX Corporation (the “Company”) with respect to the Old Notes of the Company. This will instruct you to tender with respect to the principal amount of Old Notes indicated below (or, if no number is indicated below, all Old Notes) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

	CUSIP No. 465823AJ1, ISIN No. US465823AJ17	CUSIP No. 465823AH5, ISIN No. US465823AH50
Amount to be tendered:	$	$

☐ Please do not tender any Old Notes held by you for any account.

Dated:

Signature(s)**:

Print name(s) here**:

Print Address(es):

Area Code and Telephone Number(s):

Area Code and Facsimile Number(s):

Tax Identification or Social Security Number(s):

My Account Number(s) with you:

      None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, we will tender all of the Old Notes held by us for your account unless we receive specific contrary instructions.

*	If no aggregate principal amount of the Notes is specified, the holder will be deemed to have tendered his or her Old Notes with respect to the entire aggregate principal amount of Old Notes that such holder holds.

**	If Old Notes are beneficially owned by two or more beneficial owners, all such owners must sign.

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